CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement File No. 333-105089 on Form S-2 of our reports dated March 31, 2005 relating to the financial statements, appearing on page F-1 of MONY Life Insurance Company of America's Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 31, 2005 relating to the consolidated financial statement schedules appearing on page F-29 of such Annual Report on Form 10-K. We also consent to the references to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
New York, New York
April 22, 2005